UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2010

FNDS3000 CORP

(Exact name of registrant as specified in its charter)

Delaware	333-138512	51-0571588
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	IRS Employer Identification Number)

4651 Salisbury Road, Suite 485

Jacksonville, Florida 32256

(Address of principal executive offices)

(904) 273-2702

(Registrant’s telephone number, including area code)

Copies to:

Stephen M. Fleming, Esq.

Law Offices of Stephen M. Fleming PLLC

49 Front Street, Suite 206

Rockville Centre, New York 11570

Phone: (516) 833-5034

Fax: (516) 977-1209

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 9, 2010, the Board of Directors of FNDS3000 Corp (the “Company”) appointed Robert Klein as President and Country CEO, South Africa of the Company. There is no understanding or arrangement between Mr. Klein and any other person pursuant to which Mr. Klein was selected as an officer of the Company. Mr. Klein does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or an executive officer. Except as described below, since January 1, 2009, Mr. Klein has not had a direct or indirect material interest in any transaction or proposed transaction, in which the Company was or is a proposed participant exceeding $120,000.

Since October 2009, Mr. Klein has served as a consultant engaged to review mobile banking platforms to be integrated into FNDS3000’s system and his remit quickly extended to key account management and customer service. Prior to joining the Company, Mr. Klein served as Executive Director of International Sports Media, Ltd., a digital media and content provider owned by Raymond Goldsmith, Chairman of the Company, where he managed key industry partnerships in North America, Europe and Australasia from 2005 to 2010. Mr. Klein also spent six years with the Union of European Football Associations (UEFA), the European governing body of the sport, where he was responsible for creating and selling new media sports rights for the organization in territories across the globe. Prior to earning a Post Graduate Sports Marketing degree from Edinburgh University, Klein graduated from Bangor University with a BA honors degree in French.

On July 9, 2010, Mr. Klein was appointed to his position and will receive a salary of $200,000 per year and an annual bonus to be determined.

In addition, Joseph Tumbarello resigned as the Company’s Chief Operating Officer. Mr. Tumbarello has no disputes with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FNDS3000 CORP

Date: July 9, 2010	/s/ Joseph F. McGuire
Joseph F. McGuire
Chief Financial and Accounting Officer

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